Exhibit No. 10.04c

MONRO MUFFLER BRAKE, INC.

RETIREMENT PLAN

Amendment No. 3 to the April 1, 2013 Restatement

Pursuant to Section 11.1 of the Monro Muffler Brake, Inc. Retirement Plan (the “Plan”), Monro Muffler Brake, Inc. hereby amends the Plan, effective as of April 1, 2016, as follows:

1.        Section 2.7 is amended by deleting the Section in its entirety and substituting the following in its place:

2.7          Termination of Participation

Participation in the Plan shall cease (a) when a Participant dies, or (b) if a Participant incurs a One-Year Break in Service before he or she has acquired any vested interest in his or her Accrued Benefit, or (c) if a Participant receives a lump sum distribution of the Actuarial Equivalent of his or her vested benefit, provided he or she is not then accruing benefits hereunder or (d) if a Participant receives a distribution of the Actuarial Equivalent of his or her vested benefit in the form of an annuity contract purchased on his or her behalf by the Trustees provided he or she is not then accruing benefits hereunder.

2.        Section 5 is amended by adding new Section 5.12 to read as follows:

5.12        Single Lump Sum Option.

(a)         The following individuals shall be eligible for payment under this Section 5.12 subject to the terms and conditions of this Section (and to all other terms and conditions of the Plan not to the contrary, including but not limited to the notice and the spousal consent requirements of Section 5.3(a)):

(i)       Participants who as of April 1, 2016:

•are entitled to a vested Accrued Benefit under the Plan, the lump sum Actuarial Equivalent value of which is greater than $5,000 and not greater than $10,000,

•have terminated employment before, and not completed an Hour of Service on or after, April 1, 2016, and

•have not commenced or were required under the Plan to commence payment of benefits.

(ii)      Alternate payees who as of April 1, 2016:

•are the subject of a qualified domestic relations order entitling them to a benefit under the Plan, which does not include any provision prohibiting payment under this Section,

•have not commenced or been required to commence payment under the Plan, and

•are entitled to a benefit under the Plan, the lump sum Actuarial Equivalent value of which is greater than $5,000 and not greater than $10,000.

(iii)     Surviving Spouses who as of April 1, 2016:

•are entitled to a benefit under Section 3.3 of the Plan, the lump sum Actuarial Equivalent value of which is greater than $5,000 and not greater than $10,000, and

•have not commenced or been required to commence benefits under this Plan.

(b)         Those individuals identified in Section 5.12(a) shall be eligible to receive a lump sum payment of their benefit under the Plan if such individual can be located after a diligent search.  If a Participant is otherwise eligible to receive a distribution of his benefit, he shall also be eligible to commence an immediate distribution of his Accrued Benefit in any of the forms of payment in Section 5.3(b).  If a Participant is not otherwise eligible to receive a distribution of his benefit, he shall also be eligible to commence an immediate distribution of his Accrued Benefit as (i) a single life annuity, in the case of an unmarried Participant, or (ii) either a joint and 50% survivor annuity or a joint and 75% survivor annuity, in the case of a married Participant.  In order to receive payment under this Section, an eligible Participant must elect in a manner prescribed by the Committee or its designee during the window period of not less than 30 days, as determined by the Committee or its designee, with the consent of his or her Spouse, if applicable, in accordance with Section 5.3(a), to take his or her benefit under the Plan in the form of a lump sum.  If an eligible Participant makes a valid election in accordance with this Section and dies or is rehired as an Employee before the last day of the window period, the election shall be null and void and the Participant’s benefit shall be paid pursuant to the Plan’s provisions without regarding to this Section 5.12.

(c)          In the case of a deferred vested Participant, the lump sum payment shall be equal to the Actuarial Equivalent of the Participant’s Accrued Benefit determined as of March 1, 2017.  In the case of an alternate payee, the lump sum payment shall be equal to the Actuarial Equivalent of the benefit payable to the alternate payee in accordance with the qualified domestic relations order governing the terms of the benefit payable to the alternate payee, determined as of March 1, 2017.  In the case of a Surviving Spouse, the lump sum payment shall be equal to the Actuarial Equivalent of the benefit payable under Section 3 determined as of March 1, 2017.

(d)          Committee Procedures.  The Committee shall establish such other procedures it deems necessary to carry out this Section and shall apply such procedures in a consistent and nondiscriminatory manner.

IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute this Amendment on its behalf this 30th day of January, 2017.

MONRO MUFFLER BRAKE, INC

By:	/s/ Brian J. D’Ambrosia

Title:	Chief Financial Officer